As filed with the Securities and Exchange Commission on October 18, 2010
Registration No. 333-124288

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTH GRADES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	62-1623449
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
500 Golden Ridge Road, Suite 100
Golden, Colorado 80401
(303) 716-0041
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kerry R. Hicks
Chief Executive Officer
500 Golden Ridge Road, Suite 100
Golden, Colorado 80401
(303) 716-0041
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Douglas R. Wright, Esq.
Jason Day, Esq.
Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203
(303) 607-3500
Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, File No. 333-124288 (the “Registration Statement”) of Health Grades, Inc. (the “Company”), which was originally filed with the Securities and Exchange Commission on April 25, 2005, and as subsequently amended, pertaining to the registration of 10,658,883 shares of the Company’s common stock, par value $0.001 per share.
On October 7, 2010, pursuant to an Agreement and Plan of Merger, dated as of July 27, 2010 and amended as of August 9, 2010, September 9, 2010 and September 15, 2010, among the Company, Mountain Acquisition Corp., a Delaware corporation (“Parent”), Mountain Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Mountain Acquisition Holdings, LLC, a Delaware limited liability company, Merger Sub merged with and into the Company, with the Company surviving as a direct wholly-owned subsidiary of Parent (the “Merger”).
As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Golden, Colorado, on this 18th day of October, 2010.

Health Grades, Inc.
By:	/s/ Kerry R. Hicks
Kerry R. Hicks
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities indicated.

Signature	Title	Date

/s/ Kerry R. Hicks Kerry R. Hicks	President and Chief Executive Officer	October 18, 2010
Principal Executive Officer

/s/ Allen Dodge Allen Dodge	Executive Vice President and Chief Financial Officer	October 18, 2010
Principal Accounting and Financial Officer

/s/ Roger C. Holstein Roger C. Holstein	Director	October 15, 2010

/s/ Norman W. Alpert Norman W. Alpert	Director	October 15, 2010

/s/ Garrick D. Bernstein Garrick D. Bernstein	Director	October 15, 2010